EXHIBIT 10.62


                             INTELLECTUAL PROPERTY
                              PURCHASE AGREEMENT


        Agreement dated this 12th day of March 1996 by and between PARLUX FRAGRANCES, INC., a Delaware corporation ("Purchaser"), with its principal office at 3725 S.W. 30th Avenue, Ft. Lauderdale, Florida 33312 represented by Zalman Lekach in his capacity as Chief Operating Officer and invested with full powers to execute this Agreement, and PARFUMS JEAN DESPREZ, S.A., a French corporation ("Seller"), with its principal offices at 4 rond point des Champs Elysees, 75008 Paris, France, registered on the Paris Trade and Companies Registry under the number B 652040847, represented by Philippe Benacin in his capacity as President and invested with full powers to execute this Agreement.

                             W I T N E S S E T H:

        WHEREAS, Seller desires to sell and Purchaser desires to acquire all of the rights to certain assets of Seller upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            ASSIGNMENT, CONVEYANCE
                        AND OTHER TERMS OF TRANSACTION

        1.1 Assignment and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, as hereinafter defined, Seller agrees to

        (a) irrevocably assign all of its right, title and interest in and to the world-wide trademarks, service marks, trade names, patents and copyrights and applications therefor, as set forth on the annexed Schedule 1.1(a), together with trade secrets and other proprietary information related thereto (collectively the "Intellectual Property"), and

        (b) convey, transfer and irrevocably assign to Purchaser

               (i) any and all formulae, molds, models, tools, dies, casts, packaging patterns, displays and forms, and materials relating to national advertising and line slots as set forth on the annexed Schedule 1.1(b) (collectively the "Equipment");



               (ii) current customer list for International, French and United States sales; item masters and bill of materials, including costs thereof; sales for each customer for calendar year 1995; current list of vendors; price list and list of advertising materials for International, French and United States customers, to the extent available; sales for the period January 1, 1996 through February 29, 1996; forecast of sales for calendar year 1996; and suggested retail price list for the products produced, marketed and sold in respect of the Intellectual Property (the "Products") for the United States and France (collectively the "Ancillary Assets") (provided, that Seller shall deliver copies of the Ancillary Assets to Purchaser not less than five (5) days prior to the closing), free and clear of all liens, pledges, charges, security interests, encumbrances, title retention agreements or adverse claims of any kind whatsoever ("Claims"), except as provided in Article 1.4 below. The Intellectual Property, the Equipment and the Ancillary Assets are sometimes hereinafter referred to as the "Acquired Assets".

        1.2 Assets Not Conveyed; No Liabilities Assumed. Seller shall retain any and all rights to each and every asset not expressly referred to in Articles 1.1(a) and (b) above. Purchaser does not hereby assume, and shall not be liable for, any debt, obligation, responsibility or liability of Seller or arising out of or relating to the Acquired Assets through the Closing Date (as hereinafter defined), whether known or unknown, contingent or absolute, or otherwise (collectively, "Seller Liabilities"), and Seller agrees to indemnify and hold harmless Purchaser from and against any Seller Liability in accordance with
Article VI hereof.

        1.3 Purchase Price and Payment. Upon the closing of this Agreement Purchaser agrees to pay the purchase price to the Seller as follows:

        (a) For the Intellectual Property, US$2.150 million, payable US$1.075 million in cash, certified, bank or cashier's check or wire transfer of immediately available funds to an account as instructed by the Seller, and US$1.075 by delivery of a promissory note (the "Note") payable in ninety (90) days in the form annexed hereto as Exhibit 1.3; and

        (b) US$200,000 for the Equipment and Ancillary Assets, payable in cash, certified, bank or cashier's check or wire transfer of immediately available funds to an account as instructed by the Seller.

        1.4 Security for Payment of Purchase Price. Upon the closing of this Agreement, Purchaser, Seller, Subsidiary (as hereinafter defined) and the law firm of Purchaser, Mayer Brown & Platt, shall enter into an escrow agreement in the form annexed hereto as Exhibit 1.4 (the "Escrow Agreement"), whereby all documents evidencing the assignment of the Intellectual Property shall be held in escrow by such law firm, pending payment by Purchaser of the Note as well as a series of three (3) promissory notes (sometimes collectively the "Inventory Notes") issued pursuant to an Inventory Purchase Agreement between Jean Desprez, S.A., a wholly-owned subsidiary of the Seller ("Subsidiary") and Purchaser, relating to the sale of goods produced under the Intellectual Property rights (the "Inventory Purchase Agreement"). The date on which such payment in full of the Note and the Inventory Notes occurs is hereinafter referred to as the "Final Payment Date".

        1.5 Covenants of Seller. Seller covenants and agrees with Purchaser that prior to the Closing, Seller shall


        (a) terminate or cause the termination of, any and all license, sublicense and distribution agreements relating to the Intellectual Property, without any obligation of or liability to Purchaser;

        (b) provide reasonable access to all financial information relating to the Intellectual Property, the Equipment and the Ancillary Assets (sometimes collectively the "Business") for the last three (3) years, including financial statements, operations, inventory costs, distribution agreements and any other supporting records, and Seller covenants and agrees to maintain such books and records for three (3) years from the Closing (as hereinafter defined) and to make them available for inspection by Purchaser or its designee upon reasonable notice; and

        (c) forward or cause to be forwarded all sales orders received by Seller or any Affiliate (as hereinafter defined) subsequent to the execution of the letter of intent among Seller, Subsidiary and Purchaser dated January 11, 1996 for any and all Products, via telecopier to Purchaser for its approval, and Seller acknowledges that Purchaser may prohibit shipment of any or all of such orders at its sole discretion. For purposes hereof, the term "Affiliate" of Seller shall mean Groupe Inter Parfums, Jean Philippe Fragrances, Inc. and any other company, entity or individual which directly or indirectly controls or is controlled by or is under common control with Seller. After the Closing, if Seller receives any such sales orders, Seller shall promptly telecopy said orders to Purchaser.

        1.6 Transfer Taxes; Expenses of Transfer. Seller and Purchaser shall equally share the cost of all taxes and other similar fees such as registration and stamp duties ("Transfer Taxes") arising out of or in connection with the assignment of the Intellectual Property and conveyance of Equipment and the Ancillary Assets to be effected pursuant to this Agreement. Notwithstanding the foregoing, Seller shall be solely responsible for, and shall indemnify and hold harmless the Purchaser from the imposition of any and all Transfer Taxes in excess of Purchaser's proportionate share of $122,500. Expenses of the transfer of the Intellectual Property such as filing fees and the like shall be borne by the Purchaser.

        1.8 Closing. Subject to the fulfillment of the conditions precedent as hereinafter set forth, the closing under this Agreement ("Closing"), shall take place at the offices of Mayer, Platt & Brown, 1675 Broadway, New York, New York at 10:00 A.M. on March 19, 1996 or at such other time and at such other place as shall be fixed by mutual consent of the parties hereto, but in no event subsequent to March 29, 1996 (the "Closing Date").

                                  ARTICLE II
                        WARRANTIES AND REPRESENTATIONS
                                   OF SELLER

        Warranties and Representations of Seller. Seller hereby warrants and represents to Purchaser as follows:

        2.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of France and has all requisite corporate power and authority to carry on its businesses as currently conducted and to own or lease and to operate its properties and assets as and where such properties and assets are now owned or leased and operated.

        2.2 Legal, Valid and Binding. Each of this Agreement and the other documents contemplated hereby constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the availability of equitable remedies.

        2.3 Other Consents and Approvals. Except for the consent or non-objection of the French Treasury Department to the transactions contemplated hereby, any and all consents, approvals, authorizations, or orders of or registrations or qualifications with any person, bank, corporation, association, governmental body, or court having authority or power to regulate, supervise or direct the business and affairs of Seller necessary for the consummation of the transactions specified in this Agreement shall have been obtained on or before the Closing by Seller.

        2.4 Due Authorization; Compliance with Law. The execution and delivery of this Agreement and the other documents contemplated hereby and performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and will not conflict with or result in a breach of any of the terms or provisions of its Certificate of Incorporation or By-laws, lease, bond, note, debenture, guaranty, deed of trust or other agreement, instrument (or French equivalent thereof) or arrangement to which Seller may be or is a party (including by operation of law) or by which the property of Seller is bound, or any law, administrative regulation, or any order of any court or governmental agency or authority entered in any proceeding to which Seller was or is a party or by which its property is bound. The Business is being conducted in compliance with all applicable law, statutes, ordinances, regulations, decrees and orders, except for violations which have not had and would not reasonably be expect to have a material adverse effect on the Business or any of the Acquired Assets.

        2.5 No Litigation. There are no actions, suits, legal or governmental proceedings pending or threatened against Seller relating to this Agreement, the Intellectual Property, the Equipment or the Ancillary Assets being acquired hereunder, or the transactions described herein.

        2.6 Intellectual Property. Schedule 1.1(a) annexed hereto contains a complete and accurate list of all of the Intellectual Property used in the Business. Except as set forth in the annexed Schedule 2.6, no license, sublicense, distribution or other agreements relating to any of the Intellectual Property shall be in effect at the Closing, and each trademark, service mark, trade name, copyright and patent and each application therefor comprising the Intellectual Property is owned solely and exclusively by Seller, and is not subject to any license or royalty arrangement or dispute. Except as set forth in the annexed Schedule 2.6, Seller has not received any notification of infringement by Seller or any claims with regard to any trademark, service mark, trade name, copyright or patent or application therefor comprising the Intellectual Property from any person, and Seller is not aware of a basis for any such claim. No trademark, service mark, trade name, copyright or patent or application therefor comprising the Intellectual Property infringes any trademark, service mark, trade name, copyright or patent of others in any country in which such trademark, service mark, trade name, copyright or patent is used in connection with the manufacture or sale of any product or otherwise. No Affiliate of Seller owns or has any interest in the Intellectual Property. Seller has delivered to Purchaser prior to the Closing copies of any and all documents in its possession, custody or control relating to the Intellectual Property.

        2.7 Origin of Seller's Business. Seller has good title to the business consisting of the Intellectual Property, Equipment and Ancillary Assets (sometimes collectively the "Business"), by virtue of having purchased the Business from Jacomo S.A. at the purchase price of FRF 15,000,000 at the closing of such acquisition held in Paris, France on July 12, 1994. None of the Acquired Assets is subject to (i) any contract of sale, or (ii) any Claim. At the Closing, Seller shall convey to Purchaser good, marketable and indefeasible title to all of the Intellectual Property, free and clear of all Claims, except for the escrow arrangement described by the terms of Article 1.4 hereof. All of the Equipment and the Ancillary Assets are in good condition, operable and useful for their intended purposes (ordinary wear and tear excepted), and none of such assets has been damaged by any fire, accident, act of God or any other casualty that materially and adversely impairs any such assets or the Business.

        2.8 Net Sales and Profits of Business. The net sales and gross profits of the Business for the fiscal years as set forth below are as follows:

                        Net Sales in FRF                Gross Profit in FRF
 1992                      10,703,253                      (2,267,271)
 1993                      10,323,914                         489,400
 1994                      16,096,572                       6,601,513
 1995                       7,565,150                       2,967,082

        2.9 Absence of Adverse Change. Since January 11, 1996, there has been no material adverse change in the Business or any of the Acquired Assets, and there is no condition, development or contingency of any kind of which the Seller has actual knowledge which may result in any such material adverse change.

        2.10 Survival of Warranties, Representations, etc. All statements contained in any certificate or other instruments delivered by or on behalf of Seller pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a warranty and representation of Seller hereunder. All warranties and representations made hereunder shall be effective as of the Closing with the same force and effect as if made at such time, and shall survive the Closing.

                                  ARTICLE III
                  WARRANTIES AND REPRESENTATIONS OF PURCHASER

        Warranties and Representations. Purchaser hereby warrants and represents as follows:

        3.1 Legal, Valid and Binding. Each of this Agreement and the other documents contemplated hereby constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors rights generally or court decisions with respect thereto and the availability of equitable remedies.

        3.2 No Litigation. There are no actions, suits, legal or governmental proceedings pending or threatened against Purchaser relating to this Agreement or the transactions described herein.

                                  ARTICLE IV
                      CONDITIONS TO PARTIES' OBLIGATIONS

        4.1 Purchaser's Conditions. The obligations of Purchaser under this Agreement are subject to the fulfillment of each of the conditions set forth below:

        (a) At the Closing the warranties and representations of Seller contained in this Agreement shall be true and correct in all material respects; Seller shall have complied with and duly performed any and all covenants, agreements and conditions in all material respects, on its part to be complied with or performed pursuant to or in connection with this Agreement; and Seller shall have delivered to Purchaser at the Closing a certificate from a duly authorized officer of Seller to such effect.

        (b) No action or proceeding shall have been instituted to restrain or prohibit the Closing of the transactions contemplated by this Agreement or the Inventory Purchase Agreement.

        (c) Seller shall have obtained, and delivered evidence thereof to Purchaser at the Closing, a termination of each existing license, sublicense and/or distribution agreement in respect of the Intellectual Property(except as set forth on Schedule 2.6), in form reasonably satisfactory to counsel to Purchaser.

        (d) Seller shall execute and deliver the Assignment of United States Trademarks and the Omnibus Assignment of Foreign Trademarks in the forms set forth as Exhibit 4.1(d) to Purchaser at Closing.

        (e) Seller shall execute and deliver one or more Bills of Sale evidencing the conveyance of the Equipment and Ancillary Assets substantially in the forms set forth as Exhibit 4.1(e) to Purchaser at Closing.

        (f) Seller shall execute and deliver to Purchaser a Noncompetition Agreement, a Guarantee in the form set forth in Exhibit 4.1(f) and the Escrow Agreement.

        (g) Subsidiary shall execute and deliver to Purchaser the Inventory Purchase Agreement and each of the documents contemplated thereby to be executed and delivered by Subsidiary.

        (h) Purchaser shall have completed its due diligence investigation of the Acquired Assets and the Business.

        (i) Seller shall not have engaged in any transaction out of the ordinary course of business.

        4.2 Sellers' Conditions. The obligations of Seller under this Agreement are subject to the fulfillment of each of the conditions set forth below:

        (a) At the Closing the warranties and representations of Purchaser contained in this Agreement shall be true and correct in all material respects; Purchaser shall have complied with and duly performed any and all covenants, agreements and conditions in all material respects, on its part to be complied with or performed pursuant to or in connection with this Agreement; and Purchaser shall have delivered to Seller at the Closing a certificate from a duly authorized officer of Purchaser to such effect.

        (b) No action or proceeding shall have been instituted to restrain or prohibit the Closing of the transactions contemplated by this Agreement or the Inventory Purchase Agreement.

        (c) Purchaser shall execute and deliver to Seller the Noncompetition Agreement and the Escrow Agreement.

        (d) Purchaser shall have executed and delivered the Inventory Purchase Agreement to Subsidiary.

                                   ARTICLE V
                           OTHER CONDITION PRECEDENT

        5.1 Consent or Non-Objection of French Treasury. The closing of this Agreement and the transactions contemplated hereby are expressly made subject to the receipt by Seller of either consent or non-objection of the French Treasury Department to the sale contemplated by this Agreement that may be required in respect of foreign investment in France.

        5.2 Non-receipt of Consent. In the event that the consent or non-objection of the French Treasury Department is not obtained prior to the close of business on March 29, 1996, then in either such event, this Agreement shall be deemed null and void without any other action by or on behalf of the parties hereto, unless both parties specifically agree in writing signed by both parties to extend the Closing.

                                  ARTICLE VI
                                INDEMNIFICATION

        6.1 By Seller. Seller agrees to indemnify and hold harmless Purchaser from and against any and all losses, claims, damages or liabilities to which Purchaser may become subject, and to reimburse Purchaser for any and all legal expenses (including the cost of any investigation and preparation) reasonably incurred by Purchaser in connection with any claim or litigation, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities, or litigation arise out of or are based upon (i) any breach of warranty or representation or failure to fulfill any covenant, agreement or condition contained herein by Seller; (ii) any claims arising out of license, sublicense and distributor agreements terminated by Seller in accordance with
Article 1.5 hereof; (iii) any Seller Liabilities; or (iv) any claims of creditors objecting to the transactions contemplated hereby as described in

Article 8.5 hereof (collectively the "Purchaser Claims").

        6.2 Threshold. Notwithstanding Article 6.1 hereof, Seller shall not be obligated to indemnify Purchaser except to the extent that the aggregate amount of Purchaser Claims has exceeded the sum of $10,000.

        6.3 Limit of Indemnification. Notwithstanding Article 6.1 hereof, the maximum liability of Seller under Article 6.1 hereof for Purchaser Claims is $4,950,000, inclusive of any liability of Subsidiary for indemnification of Purchaser under the Inventory Purchase Agreement.


                                  ARTICLE VII
                             CONDITIONS SUBSEQUENT

        7.1 Change of Name. Promptly after the Closing, Seller shall change its name to that which is not similar to Jean Desprez.

        7.2 Conversion of Unfinished Inventory. Within ninety (90) days subsequent to the Closing, Seller will convert the raw materials, component parts and work-in-progress to be sold using the Intellectual Property into finished goods inventory exclusively for sale to Purchaser, which will be payable in French francs in six (6) consecutive monthly installments commencing from the date of the bill of lading. The cost of the finished goods will be as indicated on the attached Schedule 7.2. Seller covenants and agrees with Purchaser that none of the finished goods or remaining components or raw materials, if any, will be sold to any parties other than Purchaser; and all remaining components not converted into finished goods, if any, will be destroyed by Seller at its own expense.

        7.3 No "Knock-offs". Neither Seller nor any Affiliate will produce or distribute any products bearing any confusingly similar names to any of the trademarks constituting a portion of the Intellectual Property.


                                 ARTICLE VIII
                                 MISCELLANEOUS

        8.1 No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

        8.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing executed by the party charged therewith.

        8.3 Agreement, Exhibits and Schedules. As used herein, the term "this Agreement," means the body of this Agreement and the Schedules and Exhibits hereto, and the terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement and such Schedules and Exhibits as a whole and not to any particular part of subdivision thereof.

        8.4  Governing Law; Arbitration.


        (a) This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of France without regard to the principles of conflicts of laws.

        (b) Any and all disputes between the parties arising out of or in connection with this Agreement which the parties are unable to resolve amicably, shall be finally determined by arbitration. The arbitration shall be held in Brussels, Belgium, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said rules. Any and all such arbitration proceedings shall be conducted in the English language.

     8.5 Objection of Creditors. The parties hereto designate the following person at following address to receive any and all objections to the sale contemplated by this Agreement that may be raised by creditors of Seller: Ms. Catherine Benard-Lotz, Parfums Jean Desprez, S.A., 4, Rond Point des Champs Elysees, 75008, Paris, France. Seller agrees to promptly to notify Purchaser of any of such objections.

     8.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

     8.7 Assignment. No party may assign its rights or delegate its obligations under this Agreement and any such attempted assignment or delegation shall be void and of no force and effect; provided, that Purchaser may assign its rights hereunder (but not is obligations) to its affiliate, Parlux, S.A.

        8.8 Article Headings. The article headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

        8.9  Notices.

        (a) Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or air mail, or by hand delivery with an acknowledgement copy requested, or by a reputable overnight delivery or courier service; all to be directed to the addresses set forth above, or to any new address of which either party hereto shall have informed the other by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by postage prepaid, registered or air mail, five (5) days after it is mailed; if sent by a reputable overnight delivery or courier service, two (2) days after properly forwarded; or by hand delivery, upon receipt.

        (b) The parties hereto agree to promptly send copies of all notices under this Agreement by telecopier to the other party, but such notice by telecopier shall not relieve the sending party of the obligation to forward notice in accordance with the terms of Article 8.9(a) hereof.

        8.10 Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

        8.11 Brokers' Fees. Seller covenants and agrees to Purchaser that Purchaser shall have no liability with respect to any brokerage fees or agents' commissions in connection with the transactions contemplated hereby by reason of any of their acts or conduct. Purchaser covenants and agrees to Seller that Seller shall have no liability with respect to any brokerage fees or agents' commissions in connection with the transactions contemplated hereby by reason of any of their acts or conduct.

        8.12 Further Assurances. After the Final Payment Date, Seller shall at any time and from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of conveyance or transfer and take such other actions as Purchaser may request in order to vest in Purchaser clear and unencumbered title to the Intellectual Property, Equipment and Ancillary Assets and to comply with applicable law.

        8.13 Declaration of Good Faith. The undersigned parties declare, under the pain of penalties laid down in Article 1837 of the General Tax Code (Code general des impois), that this Agreement states the whole amount of the purchase price.

        8.14 No Third Party Rights. The warranties, representations and other terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person shall have any right or claim against any party by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any party.

        8.15 Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.


               PARLUX FRAGRANCES, INC.

               By: /s/ Zalman Lekach
                   ------------------
               Zalman Lekach, Chief Operating Officer



               PARFUMS JEAN DESPREZ, S.A.

               By: /s/ Philippe Benacin
                   ---------------------
               Philippe Benacin, President




                                              List of Schedules and Exhibits


Schedule 1.1(a): Intellectual Property

Schedule 1.1(b): Equipment

Exhibit 1.3: Promissory Note

Exhibit 1.4: Escrow Agreement

Schedule 2.6: Trademarks

Exhibit 4.1(d): Assignment of United States Trademarks and the Omnibus Assignment of Foreign Trademarks

Exhibit 4.1(e): Bills of Sale

Exhibit 4.1(f): Guarantee

Schedule 7.2: Cost of Finished Goods